Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2018
CSWC Reports Pre-Tax Net Investment Income of $0.36 Per Share
Dallas, Texas – November 6, 2018 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the second fiscal quarter ended September 30, 2018.
Second Quarter Fiscal Year 2019 Financial Highlights

•	Total Investment Portfolio: $491.6 million

◦	Credit Portfolio of $336.7 million:

▪	No investments currently on non-accrual

▪	85% 1st Lien Debt

▪	$81.9 million in new committed credit investments

◦	Equity Portfolio of $88.6 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF"):

▪	$9.4 million in new equity investments and $5.4 million in follow-on equity investments during the quarter

◦	CSWC Investment in I-45 SLF of $66.3 million

▪	I-45 SLF portfolio of $229.7 million

▪	Portfolio consists of 46 issuers: 94% 1st Lien Debt and 6% 2nd Lien Debt

▪	I-45 SLF paid a $2.3 million quarterly dividend to CSWC, an effective yield of 13.9%

•	Pre-Tax Net Investment Income of $5.8 million, or $0.36 per weighted average diluted share

•	Declared and Paid Total Dividend of $0.44 per share

◦	Regular Dividend of $0.34 per share and Supplemental Dividend of $0.10 per share

•	Net Realized and Unrealized Portfolio Appreciation: $1.0 million

•	Cash and Cash Equivalents: $10.2 million

•	Total Net Assets: $307.8 million

•	Net Asset Value (“NAV”) per Share: $18.84

•	Weighted Average Yield on Debt Investments: 11.6%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We had a very robust quarter of originations, as we closed on six new investments and three follow-on investments during the quarter.  As discussed in recent earnings releases, our deal teams have done an excellent job developing strong relationships and market presence which has resulted in strong deal flow. This quarter, we were also able to originate some interesting new equity co-investment opportunities alongside our first lien loans. In addition, I am pleased to report that credit quality remains strong, with no portfolio companies on non-accrual.  From a capitalization perspective, we continue to diversify our sources of capital in an effort to strengthen our balance sheet.  This quarter we successfully raised an additional $17.0 million in gross proceeds from the December 2022 Notes under our ATM debt distribution agreement.  Additionally, subsequent to quarter end, we opportunistically raised $13.2 million of new equity issuing 700,000 shares of common stock at $18.90 per share.  We were able to execute this capital raise above our NAV and at only a 1.9% discount to our closing stock price on the day before the offering.”

Second Quarter Fiscal Year Investment Activities
During the quarter ended September 30, 2018, the Company originated six new investments and three follow-on investments totaling $96.7 million in commitments. New investment transactions that occurred during the quarter ended September 30, 2018 are summarized as follows:
Adams Publishing Group, LLC, $15.0 million 1st Lien Senior Secured Debt, $1.7 million Delayed Draw Term Loan: Adams Publishing Group is the owner of print and digital media assets in rural markets in 20 states, consisting primarily of local daily, weekly and monthly publications focused consumers and small to medium sized businesses.
Dynamic Communities, LLC, $11.2 million 1st Lien Senior Secured Debt, $0.5 million Revolving Loan, $2.0 million Preferred Equity: Dynamic Communities develops and manages technology and business-centric conferences, events, online community groups, and training courses specifically related to Microsoft's suite of business software.
Blaschak Coal Corp., $8.5 million Split Lien Senior Secured Debt: Blaschak Coal is a domestic miner, packager, and distributor of anthracite coal in Pennsylvania used primarily for home heating and other niche applications.
ASC Ortho Management Company, LLC, $9.3 million 1st Lien Senior Secured Debt, $3.1 million 2nd Lien Senior Secured Debt, $1.5 million Revolving Loan, $0.8 million Common Equity: OrthoBethesda is a provider of comprehensive orthopedic services to patients in the greater Washington, D.C. region.
SIMR, LLC, $11.7 million 1st Lien Senior Secured Debt and $5.7 million in Common Equity: SIMR, LLC (d/b/a STATinMED Research) is a technology-enabled health economics and outcomes research ("HEOR") company that provides research, consulting and targeted communications for global pharmaceutical, biotechnology and health information companies.
Danforth Advisors, LLC, $7.3 million 1st Lien Senior Secured Debt, $1.0 million Revolving Loan, $0.9 million Common Equity: Danforth Advisors provides operational accounting, finance support and strategy services to developing companies primarily in the life science and healthcare industries.

Prism Spectrum Holdings LLC, $9.1 million add-on to 1st Lien Senior Secured Debt, $2.0 million add-on to Revolving Loan, $4.8 million add-on to Common Stock: Prism Spectrum Holdings LLC is a provider of environmental remediation services.
Other Portfolio Companies, $0.6 million add-ons to Preferred Stock.

Second Fiscal Quarter 2019 Operating Results
For the quarter ended September 30, 2018, Capital Southwest reported total investment income of $12.6 million, compared to $11.1 million in the prior quarter. The increase in investment income was attributable to an increase in average debt investments outstanding.
For the quarter ended September 30, 2018, total operating expenses (excluding interest expense) remained flat at $3.7 million compared to the prior quarter.
For the quarter ended September 30, 2018, interest expense was $3.1 million, compared to $2.4 million in the prior quarter. The increase in interest expense was due to increased average debt outstanding on the revolving credit facility during the quarter, as well as an increase in the amount of December 2022 Notes outstanding.
For the quarter ended September 30, 2018, total pre-tax net investment income was $5.8 million, compared to $5.0 million in the prior quarter.
For the quarter ended September 30, 2018, there was tax expense of $0.3 million, compared to $0.4 million in the prior quarter.
During the quarter ended September 30, 2018, Capital Southwest recorded total realized and unrealized gains on investments of $1.0 million, compared to $7.0 million in the prior quarter. The net increase in net assets resulting from operations was $6.6 million for the quarter, compared to $11.7 million in the prior quarter.
The Company’s NAV at September 30, 2018 was $18.84 per share, as compared to $18.87 at June 30, 2018. The decrease in NAV from the prior quarter is due to the $0.10 per share supplemental dividend declared and paid in the current quarter, offset by net unrealized gains on the investment portfolio.

Liquidity and Capital Resources
At September 30, 2018, Capital Southwest had approximately $10.2 million in unrestricted cash and money market balances, $127 million of total debt outstanding on its revolving credit facility and $73.4 million, net of unamortized debt issuance costs, in 5.95% Notes due in 2022 (the "December 2022 Notes"). As of September 30, 2018, Capital Southwest had $83.0 million in available borrowings under the revolving credit facility. Regulatory leverage at the end of the quarter was 0.65 to 1.
On June 11, 2018, the Company entered into an "At-The-Market" ("ATM") debt distribution agreement, pursuant to which it may offer for sale, from time to time, up to $50 million in aggregate principal amount of December 2022 Notes through B. Riley FBR, Inc., acting as its sales agent. Sales of the December 2022 Notes may be made in negotiated transactions or transactions that are deemed to be "at the market offerings" as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Select Market, or similar securities exchanges or sales made through a market maker other than on an exchange at prices related to prevailing market prices or at negotiated prices.

During the quarter ended September 30, 2018, the Company sold a total of 671,621 of the December 2022 Notes under the ATM debt distribution agreement, generating approximately $17.0 million in gross proceeds at an effective yield of 5.86%. Cumulative to date, the Company has generated approximately $19.9 million in gross proceeds under the ATM debt distribution agreement.
Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of September 30, 2018, I-45 SLF had $147 million in borrowings outstanding under its credit facility.
Subsequent to quarter end, on October 4, 2018, the Company issued an aggregate of 700,000 shares of the Company's common stock at a net price of $18.90 per share. The total net proceeds of the offerings, before expenses, was approximately $13.2 million. The shares were sold at a 1.9% discount to the prior day closing price and above then current NAV of $18.87.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices significantly below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the quarter ended September 30, 2018, the Company did not repurchase any common stock under the program. Cumulative to date, the Company has repurchased a total of 35,911 shares at an average price of $16.37 per share, including commissions paid. The Company currently has approximately $9.4 million available for additional repurchases under the program.

Second Quarter 2019 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Wednesday, November 7, 2018, at 11:00 a.m. Eastern Time to discuss the second quarter 2019 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 8769879 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m6/p/c7dcav3v.
A telephonic replay will be available through November 14, 2018 by dialing (855) 859-2056 and using the Conference ID 8769879. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended September 30, 2018 to be filed with the Securities and Exchange Commission and Capital Southwest’s Second Fiscal Quarter 2019 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $308 million in net assets as of September 30, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	September 30,	March 31,
	2018	2018
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $287,656 and $200,981, respectively)	$294,065	$199,949
Affiliate investments (Cost: $66,038 and $51,648, respectively)	65,018	53,198
Control investments (Cost: $91,425 and $82,768, respectively)	132,518	139,948
Total investments (Cost: $445,119 and $335,397, respectively)	491,601	393,095
Cash and cash equivalents	10,193	7,907
Receivables:
Dividends and interest	8,307	5,219
Escrow	—	119
Other	509	447
Income tax receivable	109	109
Deferred tax asset	2,060	2,050
Debt issuance costs (net of accumulated amortization of $1,440 and $1,041, respectively)	2,476	2,575
Other assets	1,252	5,969
Total assets	$516,507	$417,490

Liabilities
Notes (Par value: $75,676 and $57,500, respectively)	$73,407	$55,305
Credit facility	127,000	40,000
Other liabilities	5,363	6,245
Dividends payable	—	4,525
Accrued restoration plan liability	2,889	2,937
Deferred income taxes	—	190
Total liabilities	208,659	109,202

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 25,000,000 shares; issued, 18,682,706 shares at September 30, 2018 and 18,501,298 shares at March 31, 2018	4,671	4,625
Additional paid-in capital	263,680	260,713
Net investment income in excess of (less than) distributions	(5,383)	6,147
Accumulated undistributed net realized gain	22,143	3,231
Unrealized appreciation of investments, net of income taxes	46,674	57,509
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	307,848	308,288
Total liabilities and net assets	$516,507	$417,490
Net asset value per share (16,343,194 shares outstanding at September 30, 2018 and 16,161,786 shares outstanding at March 31, 2018)	$18.84	$19.08

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Investment income:
Interest income:
Non-control/Non-affiliate investments	$7,049	$5,136	$13,081	$9,438
Affiliate investments	1,799	141	3,251	281
Control investments	384	—	543	—
Dividend income:
Non-control/Non-affiliate investments	2	30	25	60
Affiliate investments	44	—	82	—
Control investments	3,112	3,058	6,126	6,103
Interest income from cash and cash equivalents	5	5	9	12
Fees and other income	200	139	585	339
Total investment income	12,595	8,509	23,702	16,233
Operating expenses:
Compensation	1,963	1,606	3,873	3,244
Spin-off compensation plan	—	173	—	345
Share-based compensation	482	384	957	752
Interest	3,109	911	5,482	1,649
Professional fees	407	481	895	960
Net pension expense	39	41	79	81
General and administrative	793	842	1,618	1,551
Total operating expenses	6,793	4,438	12,904	8,582
Income before taxes	5,802	4,071	10,798	7,651
Income tax (benefit) expense	256	134	635	278
Net investment income	$5,546	$3,937	$10,163	$7,373

Realized gain
Non-control/Non-affiliate investments	$17	$210	$217	$834
Affiliate investments	77	—	77	—
Control investments	—	—	18,619	—
Total net realized gain on investments before income tax	94	210	18,913	834

Change in unrealized appreciation of investments
Non-control/Non-affiliate investments	1,877	(1,747)	6,409	(4,166)
Affiliate investments	(868)	(322)	(1,539)	(654)
Control investments	(124)	6,445	(16,087)	10,495
Income tax (provision) benefit	63	120	382	205
Total net change in unrealized appreciation of investments, net of tax	948	4,496	(10,835)	5,880

Net realized and unrealized gains on investments	$1,042	$4,706	$8,078	$6,714

Net increase in net assets from operations	$6,588	$8,643	$18,241	$14,087

Pre-tax net investment income per share - basic and diluted	$0.36	$0.25	$0.67	$0.48
Net investment income per share – basic and diluted	$0.34	$0.25	$0.63	$0.46
Net increase in net assets from operations – basic and diluted	$0.40	$0.54	$1.12	$0.88
Weighted average shares outstanding – basic	16,318,737	16,010,231	16,249,892	16,009,968
Weighted average shares outstanding – diluted	16,323,477	16,077,837	16,254,365	16,075,193